Exhibit 99.1

News Release – April 11, 20087

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial increases 2nd quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular quarterly dividend for the second quarter of 2008.  This represents a 3.8% increase over the $.26 per share regular quarterly cash dividend for the second quarter of 2007.

Total regular cash dividends paid during the first two quarters of 2008 will be $.53 per share, compared to $.51 per share paid during the same period in 2007, an increase of 3.9%.  The second quarter cash dividend will be paid on May 30, 2008 to shareholders of record at the close of business on May 9.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $829 million.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-four community banking offices located in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg, and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.